Exhibit 4.4

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of August 17, 2012, is made by and between or among CUSTOMERS BANCORP, INC., a Pennsylvania business corporation (the “Issuer”) with its chief executive offices at Suite 103, 1015 Penn Avenue, Wyomissing, PA 19610, and S.J. FINANCE INVESTMENT FUND, L.P., a Limited Partnership with principal executive offices at 41 Worth Street, New York, NY 10013 (“Purchaser”).

Background:

A. The Issuer is a Pennsylvania business corporation that has registered with the Board of Governors of the Federal Reserve (“Federal Reserve”) as a bank holding company, and is the sole shareholder of Customers Bank (the “Bank”), an FDIC-insured, Pennsylvania chartered commercial bank that is a member of the Federal Reserve System.

B. The Issuer proposes to issue and sell to Purchaser, and Purchaser proposes to purchase from Issuer, in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”) and Rule 506 (“Rule 506”) of Regulation D (“Regulation D”) and other applicable regulations of the Securities and Exchange Commission (“SEC”).

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual benefits of this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. AUTHORIZATION; SALE AND PURCHASE OF SHARES

1.1 Authorization and Reservation of Shares. The Issuer has duly authorized the issuance and sale, and reserved for issuance to Purchaser, of not less than an aggregate of                      newly issued shares of the Issuer’s voting Common Stock, par value of $1.00 per share (the “Common Stock”).

1.2 Sale and Purchase of Shares. Subject to the terms and conditions herein provided, the Issuer hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Issuer, 285,919 shares of Common Stock (collectively, the “Purchased Shares”), at a purchase price of $13.99 per share, for an aggregate purchase price of $4,000,000.00 (the “Purchase Price”). Purchaser acknowledges that the offering is not being underwritten and there is no minimum offering amount.

1.3 Private Placement Memorandum. Purchaser hereby confirms receipt of the Issuer’s Confidential Private Placement Memorandum, dated July 9, 2012, including all documents attached thereto as exhibits (collectively, the “Memorandum”) distributed by email to Purchaser with this Agreement. Purchaser confirms that it had full access to the Memorandum, including the documents attached as exhibits thereto, and was fully able to download, print, read and review such documents. Purchaser acknowledges that it will be required to bear the cost, if any, of printing the Memorandum delivered to it by email.

2. THE CLOSING.

2.1 Time and Place of the Closing. Subject to Section 3 hereof, payment of the Purchase Price for and delivery of the Purchased Shares, which are mutually conditional (together, the “Closing”) shall be made at the office of the Issuer, or at such other place or in such other manner as may be agreed upon by the Issuer and Purchaser, on or before August 17, 2012, subject to (i) the satisfaction of the conditions to Closing set forth in Section 3 hereof or (ii) the receipt of the last regulatory approval of any Governmental Authority (as defined below), if any are required, for Purchaser to acquire the Purchased Shares, and the expiration of any related statutory waiting period, or on such date and time as Purchaser and the Issuer shall mutually agree (such date and time of payment and delivery being herein called the “Closing Date”).

2.2 Delivery of and Payment for the Purchased Shares. At the Closing, the Issuer shall issue in certificated form to and in the name of Purchaser the Purchased Shares to be purchased by it, dated the Closing Date and bearing appropriate legends as hereinafter provided for, and registered on the books and records of the Issuer in Purchaser’s name, against payment in full at the Closing of the aggregate Purchase Price therefore by wire transfer of immediately available funds for credit to the account specified by the Issuer on Schedule A hereto.

3. CONDITIONS TO CLOSING

3.1 Conditions to Purchaser’s Obligations. The obligations of Purchaser hereunder are subject to the accuracy, as of the date hereof and on the Closing Date, of the representations and warranties of the Issuer contained herein, and to the performance by the Issuer of its obligations hereunder and to each of the following additional terms and conditions (or waiver thereof by Purchaser):

(a) The Issuer shall have delivered a certificate of the Secretary of the Issuer, dated as of the Closing Date, (i) certifying the resolutions adopted by the Board of Directors of the Issuer (the “Board”) or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Purchased Shares, (ii) certifying the current version of the bylaws, as amended, of the Issuer and (iii) certifying as to the signatures and authority of persons signing this Agreement, and related documents on behalf of the Issuer.

(b) The Issuer shall have delivered (i) a certificate evidencing the subsistence, and (ii) a certified copy of all charter documents of record, in both cases (i) and (ii) above for the Issuer, issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, as of a date within five (5) business days prior to the Closing Date.

(c) There shall be no judgment, injunction, order or decree prohibiting any of the transactions contemplated hereby, and no action, suit or proceeding shall be pending or threatened before or by any court or Governmental Authority seeking to restrain or prohibit, or seeking damages in connection with, the transactions contemplated hereby.

(d) Issuer’s general counsel (“Issuer Counsel”) shall have furnished to Purchaser its written opinions substantially to the effect set forth on Exhibit A hereto.

3.2 Conditions to the Issuer’s Obligations. The obligations of the Issuer hereunder are subject to the accuracy, as of the date hereof and as of the Closing Date, of the representations and warranties of Purchaser contained herein and to the performance by Purchaser of its obligations hereunder and to each of the following conditions (or waiver thereof by the Issuer):

(a) There shall be no judgment, injunction, order or decree prohibiting any of the transactions contemplated hereby, and no action, suit or proceeding shall be pending or threatened before or by any court or Governmental Authority seeking to restrain or prohibit, or seeking damages in connection with, the transactions contemplated hereby.

(b) No approval of or non-objection by any governmental authority or third party to the issuance and sale of the Purchased Shares by the Issuer, or of the purchase or acquisition of the Purchased Shares by Purchaser, shall be required that shall not have been duly issued or waived.

(c) As a result of Purchaser’s purchase of the Purchased Shares, Purchaser shall not own or control, or for purposes of any federal or state banking law be deemed to own or control (whether alone or in combination with others) more than 9.9% of all issued and outstanding shares of Common Stock, or more than 9.9% of all issued and outstanding shares of Common Stock and Class B Non-Voting Common Stock, $1.00 par value per share (the “Class B Non-Voting Common Stock”).

4. REPRESENTATIONS AND WARRANTIES

4.1 Representations, Warranties and Agreements of the Issuer. The Issuer represents and warrants to, and agrees with Purchaser as follows:

(a) The documents attached as exhibits to the Memorandum, to the extent filed with the SEC, when filed, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations of the SEC thereunder, and, when read together with the other information in the Memorandum, (a) at and as of the date of the Memorandum, and (b) at and as of the Closing Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Common Stock is not listed on any stock exchange.

(c) The financial statements included in the Issuer’s annual report on Form 10-K and quarterly report on Form 10-Q, each attached as exhibits to the Memorandum, together with the related schedules and notes, present fairly, in all material respects, the financial position of the Issuer and its consolidated subsidiaries at the dates indicated and the statement of operations, shareholders’ equity and cash flows of the

Issuer and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly, in all material respects, in accordance with GAAP the information required to be stated therein.

(d) Since the respective dates as of which information is given in the Memorandum including documents attached as exhibits thereto, except as otherwise stated therein, (A) there has been no material adverse change, or any development, individually or in the aggregate, that could reasonably be expected to cause a material adverse change, in the financial condition, or in the earnings, business affairs or business prospects of the Issuer and its consolidated direct or indirect subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Issuer or any of its consolidated direct or indirect subsidiaries, other than those in the ordinary course of business, which are material with respect to the Issuer and its direct or indirect subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Issuer on any class of its capital stock.

(e) This Agreement has been duly authorized, executed and delivered by the Issuer, and this Agreement constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(f) The Issuer and each of its subsidiaries has been duly organized and is validly existing as an entity in good standing under the laws of the jurisdiction of its organization and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Memorandum and to enter into and perform its obligations under this Agreement; and the Issuer and each of its subsidiaries is duly qualified as a foreign entity to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Issuer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Except as disclosed in the Memorandum, all of the issued and outstanding capital stock of each subsidiary of the Issuer is owned by the Issuer, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

(g) The Issuer and each of its subsidiaries possess such valid and current certificates, authorizations, permits or licenses issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses except where the absence thereof would not have a Material Adverse Effect and neither the Issuer nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit or license.

(h) As of the date of the Memorandum, the Issuer had an authorized capitalization as set forth in the Memorandum. The Purchased Shares have been duly authorized and reserved for issuance and sale pursuant to this Agreement and, when issued and delivered by the Issuer pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable; the Common Stock conforms to all statements relating thereto contained in the Memorandum in all material respects and such description conforms to the rights set forth in the Issuer’s Amended and Restated Articles of Incorporation, as amended; no holder of the Purchased Shares will be subject to personal liability by reason of being such a holder; and the issuance of the Purchased Shares is not subject to the preemptive or other similar rights of any securityholder of the Issuer.

(i) Since January 1, 2012, the Issuer has not, and to its actual knowledge no one acting on its behalf has, (i) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Purchased Shares, or (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Issuer, other than compensation paid to Commerce Street Capital, LLC, Macquarie Capital and Keefe, Bruyette & Woods (each, a “Placement Agent” and collectively, the “Placement Agents”) in connection with the placement of the Purchased Shares, in connection with the previously contemplated public offering referenced in 4.2(c) below, or as disclosed in the Issuer’s reports, schedules, forms, statements and other documents required to be filed by it under the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof.

(j) Provided that all representations and warranties of the Purchaser given in this Agreement are true, accurate and correct in all respects, it is not necessary in connection with the offer, sale and delivery of the Purchased Shares to Purchaser in the manner contemplated by this Agreement to register the Purchased Shares under the 1933 Act.

4.2 Representations and Warranties and Agreements of Purchaser. Purchaser represents and warrants to, and agrees with, the Issuer that, as of the date hereof and immediately prior to the Closing:

(a) Purchaser has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Purchaser represents that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and has all the requisite power and authority to purchase the Purchased Shares, as provided herein, and (ii) its purchase of the Purchased Shares has been duly authorized by all necessary action on behalf of the Purchaser.

(c) Purchaser understands that the shares constituting the Purchased Shares are “restricted securities” and have not been registered under the 1933 Act as or any applicable state securities laws and Purchaser is acquiring the Purchased Shares as principal for its own account and not with a view to, or for distributing or reselling such Purchased Shares or any part thereof in violation of the 1933 Act or any applicable state securities laws. Purchaser understands that the shares constituting the Purchased Shares may not be resold unless they are registered under the 1933 Act or an exemption from registration is available, and that Purchaser does not have the protection of Section 11 of the 1933 Act in connection with the acquisition of the Purchased Shares. Purchaser further understands that on May 8, 2012, Issuer decided to postpone the public offering contemplated in its previously filed registration statement on Form S-1 (File No. 333-180392) and filed a formal withdrawal of such registration statement with the SEC on such date. Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any person to distribute or effect any distribution of any of the Purchased Shares (or any securities which are derivatives thereof) to or through any person or entity.

(d) Purchaser is not acquiring the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(e) Purchaser understands that its investment in the Purchased Shares involves a significant degree of risk and that the market price of the Purchased Shares may be volatile and that no representation is being made as to the future value or trading volume of the Purchased Shares.

(f) Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the 1933 Act and Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment. Purchaser is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.

(g) Purchaser acknowledges that it has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Issuer concerning the merits and risks of investing in the Purchased Shares; (b) access to information about Issuer and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information that Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or counsel shall modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of Issuer’s representations and warranties contained in this Agreement. Purchaser is not relying on the Issuer or any of its affiliates with respect to an analysis or consideration of the terms of or economic considerations relating to its acquisition of the Purchased Shares. In regard to such considerations and analysis, Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Purchased Shares.

(h) Purchaser understands that the Purchased Shares being offered and issued to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that Issuer is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Purchased Shares.

(i) The execution, delivery and performance by the Purchaser of this Agreement, purchase of the Purchased Shares in the manner contemplated hereby, and the consummation of the transactions contemplated herein (collectively, the “Transactions”), will not (i) conflict with or constitute a material violation of, or material default (with the passage of time or the delivery of notice) under any law, administrative regulation, ordinance or judgment, order or decree of any court or governmental agency, arbitration panel or authority binding upon Purchaser or any of its property, or (ii) violate any of the provisions of the charter documents of the Purchaser; and no material consent, approval, authorization or order of, or filing or registration with any such person (including, without limitation, any such court or governmental agency or body) is required for the consummation of the Transactions by the Purchaser, except such as may be required for a under Regulation D under the 1933 Act or for a Rule 506 “federal covered security” under state securities laws.

(j) Neither the Purchaser, nor any person or organization whose ownership or control may be attributable to or combined with Purchaser, either alone or in concert with others, directly or indirectly owns or controls any other voting shares of the Issuer.

(k) Purchaser is not required to obtain, prepare or file any authorization, approval, consent, filing or registration with any Governmental Authority in order to consummate the Transactions at the Closing Date.

(l) The offer to purchase the Purchased Shares was directly communicated to the Purchaser by the Issuer or a Placement Agent.

(m) No broker or finder was employed by Purchaser in connection with the Transactions other than the Placement Agents. Purchaser is not, nor will be, obligated for any finder’s or broker’s commission, fee or other compensation in connection with Transactions.

5. ADDITIONAL AGREEMENTS

5.1 Indemnification of Purchaser’s Financial Advisory Fees. The Issuer shall indemnify and hold Purchaser harmless from and against all claims in respect of all commissions, fees or compensation payable to any third party financial advisor in connection with this Agreement and the Transactions.

5.2 Confidentiality.

(a) For so long as the Purchaser owns any Purchased Shares, Purchaser agrees to be bound by the obligations, rights, provisions and restrictions contained in that certain Non- Disclosure Agreement dated July 10, 2012 between Purchaser and Issuer (“NDA”) and agree, and shall cause its Representatives (as defined in subsection (c) below) (to the extent such Representatives are provided any such Confidential Information (as defined in subsection (b) below) by the Issuer or Purchaser), to keep confidential any Confidential Information. In the event the a Purchaser pursuant to this Agreement or anyone to whom any of them transmit Confidential Information is requested or required by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process to disclose any such information, Purchaser shall (i) provide the Issuer with prompt notice so that the Issuer may seek a protective order or other appropriate remedy and/or waive Purchaser’s compliance with the provisions of this Section, (ii) furnish only that portion of such information that the Purchaser is advised by counsel is responsive to the request or legally required and (iii) at the Issuer’s expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, a Purchaser may disclose any such information if required by judicial or administrative process or by other requirements of law, national stock exchange or self- regulatory organization.

(b) For the purpose of this Agreement, “Confidential Information” means information obtained from the Issuer, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the Purchaser or its Representatives, (ii) in the public domain other than by breach of this Agreement by the Purchaser or its Representatives or (iii) later acquired by such Purchaser from sources, other than the Issuer, not bound by any confidentiality obligation to the Issuer with respect to such information.

(c) For purposes of this Agreement, “Representative” shall mean, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners, general partners, managers, investment managers, or financial advisors or other person associated with, or acting for or on behalf of, such person.

(d) The provisions of this Section 5.2 and the NDA are intended to survive closing under this Agreement and purchase of the Purchased Shares, as well as any modification or termination of this Agreement.

5.3 Use of Proceeds. The Issuer is entitled to use the Purchase Price proceeds for any proper corporate purpose but will not intentionally directly or indirectly use the proceeds of the Transactions, and will not lend, contribute or otherwise make available such proceeds to any other person or entity for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the Department of Foreign Assets Control of the U.S. Treasury Department.

5.4 Cooperation in Securities Filings. Purchaser acknowledges that the Issuer may take steps to comply with Regulation D and Rule 506, including without limitation the filing of SEC Form D, and to comply with applicable state Blue Sky laws and regulations, including without limitation the filing of any applications, registrations, forms or notices as may be required under applicable laws or regulations. Purchaser agrees to diligently and promptly cooperate with the Issuer’s efforts in connection with all such filing and compliance by providing such information and documents relating to Purchaser, if any, as the Issuer may require from time to time in connection with the foregoing.

5.5 Registration Rights.

(a) Defined Terms. The following terms when used in this Section have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Person; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Issuer Shares” means and includes the Common Stock, any shares of the Issuer’s Common Stock or Class B Non-Voting Common Stock into which any other securities shall have converted at or prior to the Registration Deadline, and any shares of the Issuer’s Common Stock issued or issuable in respect of or in exchange for any of the foregoing.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed for business in either New York City, New York, or Philadelphia, Pennsylvania.

“Holder” means a holder of a Registrable Security, and “Holders” means such holders collectively.

“Person” means natural persons, corporations, limited liability companies, trusts, joint ventures, associations, companies, partnerships, governments or agencies or political subdivisions thereof and other political or business entities.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement or any other amendments and supplements to such prospectus, including without limitation any preliminary prospectus, any pre-effective and post-effective amendment and all material incorporated by reference in any prospectus.

“Registrable Securities” means the Issuer Shares or shares of common stock issued or issuable by the Issuer. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such Registration Statement, (ii) such securities shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the 1933 Act, (iii) such securities shall have ceased to be outstanding, or (iv) such securities may be sold in the public market of the United States, in unlimited amounts and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144, under Rule 144, without registration under the 1933 Act.

“Registration” means the registration of the Registrable Securities as described in this Section.

“Registration Statement” means any registration statement of the Issuer which covers Registrable Securities pursuant to the provisions of this Agreement, all amendments and supplements to such registration statement, including pre-effective and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(b) Piggy-back Registrations.

(i) Right to Include Registrable Securities. If at any time the Issuer proposes to register (including for this purpose a registration effected by the Issuer for security holders of the Issuer other than Purchaser) any Registrable Securities and to file a Registration Statement with respect thereto under the 1933 Act, whether or not for sale for its own account in a manner that would permit registration of Registrable Securities for sale to the public under the 1933 Act (a “Public Offering”), the Issuer will each such time promptly give written notice to Purchaser (i) of its intention to do so, (ii) of the form of registration statement of the SEC that has been selected by the Issuer and (iii) of rights of Purchaser under this paragraph (the “paragraph 3 Notice”). The Issuer will include in the case of a proposed Public Offering all Registrable Securities that the Issuer is requested in writing, within 15 days after the paragraph 3 Notice is given, to register by Purchaser thereof (a “Piggy-back Registration”); provided, however, that (x) if, at any time after giving written notice of its intention to register any Registrable Securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Issuer shall determine that none of such Registrable Securities shall be registered, the Issuer may, at its election, give written notice of such determination to Purchaser if Purchaser shall have requested registration and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, and (y) in case of a determination by the Issuer to delay registration of Registrable Securities, the Issuer shall be permitted to delay the registration of such Registrable Securities pursuant to this paragraph for the same period as the delay in registering such other Registrable Securities by the Issuer, as the case may be or may abandon the registration of Registrable Securities, in the sole discretion of the Issuer.

(ii) Priority; Registration Form. If the managing underwriter(s) for a registration in which Registrable Securities are proposed to be included pursuant to this paragraph that involves an underwritten offering shall advise the Issuer in writing in good faith that in its opinion, the number of Registrable Securities to be sold for the account of persons other than the Issuer (collectively, “Selling Stockholders”) is greater than the amount that can be offered without adversely affecting the success of the offering (taking into consideration the interests of the Issuer and Purchaser), then the number of Registrable Securities to be sold for the account of Selling Stockholders (including Purchaser) may be reduced to a number that, in the opinion of the managing underwriter(s), may reasonably be sold without having the adverse effect referred to above. The reduced number of Registrable Securities that may be registered shall be allocated in the following priority: first, to Registrable Securities proposed to be registered for offer and sale by the Issuer; second, to Registrable Securities proposed to be registered pursuant to any registration rights of third parties; and third, to Registrable Securities proposed to be registered pursuant to any piggy-back registration rights under any agreements, including this Agreement. The reduced number of Registrable Securities that may be registered pursuant to this paragraph (b)(ii) shall be allocated pro rata among the Purchaser and any other Holders participating in the Piggy-back Registration, based on the number of Registrable Securities beneficially owned by the respective Holders. If, as a result of the proration provisions of this paragraph (b)(ii), Purchaser shall not be entitled to include all Registrable Securities in a registration pursuant to this paragraph that Purchaser has requested be included, Purchaser may elect to withdraw their Registrable Securities from the registration.

(iii) Merger, Consolidation, Other. Notwithstanding anything in this paragraph to the contrary, Purchaser shall not have any right to include Registrable Securities in any distribution or registration which (i) is pursuant to a merger, amalgamation, consolidation, acquisition, exchange offer, sale of Registrable Securities issuable or issued upon exchange, conversion or sale of the Issuer Shares or other Registrable Securities, recapitalization, other reorganization, dividend reinvestment plan, stock option plan or other employee benefit plan, or any similar transaction having similar effect, (ii) is the first underwritten public offering by the Issuer after the date hereof, or (iii) would conflict with or be in violation of any agreement pursuant to which the Issuer has agreed to give registration rights to one or more third parties including, without limitation, the Registration Rights Agreement intended to be executed at or before closing in connection with the acquisition of Acacia Federal Savings Bank.

(c) Registration Procedures.

(i) Use Reasonable Best Efforts. In connection with the Issuer’s registration obligations pursuant to this Section, the Issuer shall use its reasonable best efforts to effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof and:

(1) to prepare and file with the SEC a Registration Statement relating to the registration on any appropriate form under the 1933 Act, and to cause such Registration Statement to become effective as soon as reasonably practicable and to remain continuously effective for the time period required by this Agreement to the extent permitted under the 1933 Act;

(2) to prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for the period (the “Effective Period”) commencing on the date the SEC declares such Registration Statement effective and ending the later of (i) the expiration of any limitations on sale of the Registrable Securities by the Purchaser under Rule 144 under the 1933 Act (“Rule 144”) and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144 or, if earlier, the sale of all the Registrable Securities by the Purchaser under Rule 144, or (ii) the date on which all of the Registrable Securities covered thereby are disposed of under the Registration Statement in accordance with any method or methods of disposition stated therein; and to cause the Registration Statement and the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed in accordance with the 1933 Act and any rules and regulations promulgated thereunder; and otherwise to comply with the provisions of the 1933 Act as may be necessary to facilitate the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of disposition by the Purchaser thereof set forth in such Registration Statement or such Prospectus or Prospectus supplement;

(3) to notify the Purchaser if it is selling Registrable Securities and the managing underwriter(s), if any, promptly if at any time (A) any Prospectus, Registration Statement or amendment or supplement thereto is filed, (B) any Registration Statement, or any post-effective amendment thereto, becomes effective, (C) the SEC requests any amendment or supplement to, or any additional information in respect of, any Registration Statement or Prospectus, (D) the SEC issues any stop order suspending the effectiveness of a Registration Statement or initiates any proceedings for that purpose, (E) the Issuer receives any notice that the qualification of any Registrable Securities for sale in any jurisdiction has been suspended or that any proceeding has been initiated for the purpose of suspending such qualification, or (F) upon the discovery, or upon the occurrence of any event, which requires that any changes be made in such Registration Statement or any related Prospectus so that such Registration Statement or Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in light of the circumstances under which they were made; provided, however, that in the case of this subclause (F), such notice need only state that an event of such nature has occurred, without describing such event;

(4) to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the qualification of any Registrable Securities for sale in any jurisdiction, at the earliest reasonably practicable moment;

(5) if requested by the managing underwriter(s) or any Holder of Registrable Securities being sold in connection with an underwritten offering, to incorporate into a Prospectus supplement or a post-effective amendment to the Registration Statement any information which the Issuer and such Purchaser reasonably agree is required to be included therein relating to such sale of Registrable Securities; and to file such supplement or post-effective amendment as soon as practicable in accordance with the 1933 Act;

(6) to furnish to Purchaser and each managing underwriter, if any, one signed copy of the Registration Statement and any post-effective amendment thereto, including all financial statements and schedules thereto, all documents incorporated therein by reference and all exhibits thereto (including exhibits incorporated by reference) as promptly as practicable after filing such documents with the SEC;

(7) if Registrable Securities being sold in connection with an underwritten offering, to deliver to Purchaser and each underwriter, if any, as many copies of the Prospectus or Prospectuses (including each preliminary Prospectus) and any amendment, supplement or exhibit thereto as such Persons may reasonably request; and to consent to the use of such Prospectus or any amendment, supplement or exhibit thereto by Purchaser and underwriter, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus, amendment, supplement or exhibit in each case in accordance with the intended method or methods of disposition thereof;

(8) prior to any public offering of Registrable Securities, to register or qualify, or to cooperate with Purchaser, the underwriter(s), if any, and their respective counsel in connection with the registration or qualification of, such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as may be requested by the Holders of a majority of the Registrable Securities included in such Registration Statement; to keep each such registration or qualification effective during the Effective Period; and to do any and all other acts or things necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement; provided, however, that the Issuer will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service in any jurisdiction where it is not then so subject;

(9) to cooperate with Purchaser and the underwriter(s), if any, in the preparation and delivery of certificates representing the Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as Purchaser or managing underwriter(s) may request at least five (5) Business Days prior to any sale of Registrable Securities represented by such certificates;

(10) subject to paragraph (c)(iii) hereof, upon the occurrence of any event described in clause (F) of subparagraph (c)(i)(3) above, to prepare and file a supplement or post-effective amendment to the applicable Registration Statement or Prospectus or any document incorporated therein by reference, and any other required documents, so that such Registration Statement and Prospectus will not thereafter contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, in light of the circumstances under which they were made, and to cause such supplement or post-effective amendment to become effective as soon as practicable;

(11) to take all other actions in connection therewith as are reasonably necessary or desirable in order to expedite or facilitate the disposition of the Registrable Securities included in such Registration Statement and, in the case of an underwritten offering: (i) to enter into an underwriting agreement in customary form with the managing underwriter(s) (such agreement to contain standard and customary indemnities, representations, warranties and other agreements of or from the Issuer, as the case may be); (ii) to obtain opinions of counsel to the Issuer (which (if reasonably acceptable to the underwriter(s)) may be the Issuer’s inside counsel) addressed to the underwriter(s), such opinions to be in customary form; and (iii) to obtain “comfort” letters from the Issuer’s independent certified public accountants addressed to the underwriter(s), such letters to be in customary form;

(12) to consider in good faith any reasonable request of Purchaser and underwriters for the participation of management of the Issuer in “road shows” and similar sales events;

(13) reasonably cooperate with Purchaser and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel, in connection with any filings required to be made by the Financial Industry Regulatory Authority; and

(14) in connection with the filing of a Registration Statement hereunder or any amendment or supplement to a Registration Statement or Prospectus hereunder, the Issuer shall, not less than three (3) business days prior to such filing, furnish to Purchaser copies of such Registration Statement, Prospectus or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the review of Purchaser (it being acknowledged and agreed that if Purchaser does not object to or comment on the aforementioned documents within such three (3) business day period, then Purchaser shall be deemed to have consented to and approved the use of such documents). The Issuer shall not file any Registration Statement or amendment or supplement thereto in a form to which Purchaser reasonably objects in good faith, provided that, the Issuer is notified of such objection in writing within the three (3) business day period described above.

(ii) Purchaser’s Obligation to Furnish Information and Cooperate. If a registration is being effected with respect to any Registrable Securities for which the Purchaser is a Holder, Purchaser shall, promptly on the Issuer’s request, (i) furnish to the Issuer such information regarding the Purchaser, the Registrable Securities held by the Purchaser, the manner of holding any interests therein, and distribution of such Registrable Securities, as the Issuer may from time to time reasonably request in writing, and (ii) provide such consents as the Issuer may reasonably require with respect to disclosure of the identification of the Purchaser or its Registrable Shares or the circumstances in which they are held.

(iii) Suspension of Sales Pending Amendment of Prospectus. Purchaser shall, upon receipt of any notice from the Issuer of the happening of any event of the kind described in clauses (A)-(F) of subparagraph (c)(i)(3) above, suspend the disposition of any Registrable Securities covered by such Registration Statement or Prospectus until Purchaser’s receipt of the copies of a supplemented or amended Prospectus or until it is advised in writing by the Issuer that the use of the applicable Prospectus may be resumed, and, if so directed by the Issuer, Purchaser will deliver to the Issuer all copies, other than permanent file copies, then in Purchaser’s possession of any Prospectus covering such Registrable Securities.

(d) Registration Expenses. Except as otherwise expressly provided herein to the contrary, the Issuer will bear all expenses incident to the Issuer’s performance of or compliance with its obligations under this Section 5.5, including without limitation all (i) registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws, (iii) printing expenses, (iv) fees and disbursements of its counsel and its independent certified public accountants (including the expenses of any special audit or “comfort” letters required by or incident to such performance or compliance), (v) securities acts liability insurance (if the Issuer elects to obtain such insurance) and (vi) the expenses and fees for listing securities to be registered on each securities exchange on which Securities are then listed (all such expenses being herein referred to as “Registration Expenses”); provided, however, that Registration Expenses borne by the Issuer shall not include any underwriting discounts, commissions or fees attributable to the sale of the Purchaser’s Registrable Securities or the fees and expenses of counsel for the Purchaser, which underwriting discounts, commissions, fees and expenses of counsel shall in all cases be borne solely by the Purchaser, and, provided, further that the Purchaser will bear all their other expenses incurred in fulfilling their obligations under this Agreement.

(e) Indemnification.

(i) Indemnification by the Issuer. In the event of any registration of any securities of the Issuer under the 1933 Act pursuant to this Section, the Issuer will, and hereby does, indemnify and hold harmless Purchaser, its directors, officers, affiliates and agents and each other Person, if any, who controls Purchaser within the meaning of paragraph 15 of the 1933 Act (Purchaser and such other Persons, collectively, “Purchaser Covered Persons”), against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and expenses) (collectively “Damages”) caused by (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any amendment thereof under which such securities were registered under the 1933 Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary Prospectus, together with the documents incorporated by reference therein, or amendment or supplement thereto, any issuer free writing prospectus (as defined in Rule 433(h) under the 1933 Act), any Issuer information that the Issuer has filed, or is required to file, pursuant to Rule 433(d) under the 1933 Act, any “road show” as defined in Rule 433(h) under the 1933 Act, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Issuer shall not be liable to Purchaser Covered Person in any such case to the extent that any such Damage (or action or proceeding in respect thereof) is caused by any untrue statement or alleged untrue statement or omission or alleged omission in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of any such Purchaser Covered Person, specifically for use in the preparation thereof.

(ii) Indemnification by the Selling Purchaser. In consideration of the Issuer including any Registrable Securities of Purchaser in any Registration Statement filed in accordance with Section 5.5, Purchaser shall be deemed to have agreed to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section) the Issuer, its directors, officers, managing directors and agents and each Person controlling the Issuer within the meaning of Section 15 of the 1933 Act (each, a “Issuer Covered Person”) against any and all Damages, to the extent that such Damages (or actions or proceedings in respect thereof) is caused by any untrue statement or alleged untrue statement in or omission or alleged omission from such Registration Statement, any preliminary, final or summary Prospectus or amendment or supplement thereto, any issuer free writing prospectus (as defined in Rule 433(h) under the 1933 Act), any “road show” as defined in Rule 433(h) under the 1933 Act, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer or its representatives by or on behalf of Purchaser specifically for use in the preparation of such Registration Statement, preliminary, final or summary Prospectus or amendment or supplement thereto, any issuer free writing prospectus (as defined in Rule 433(h) under the 1933 Act), any “road show” as defined in Rule 433(h) under the 1933 Act; provided, however, that the total amounts payable in indemnity by Purchaser under this Section 5.5(e)(ii) shall not exceed the net proceeds received by Purchaser in the registered offering out of which such indemnification arises. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Issuer or any of its directors, officers or controlling Persons. The Issuer may require as a condition to its including Registrable Securities in any Registration Statement filed hereunder that Purchaser acknowledge its agreement to be bound by the provisions of this Section (including without limitation this subsection (e)) applicable to it.

(iii) Notices of Claims. Promptly after receipt by a Purchaser Covered Person or an Issuer Covered Person (each, an “Indemnified Party”) of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this paragraph, such Indemnified Party will, if a claim in respect thereof is to be made against, respectively, the Issuer, on the one hand, or Purchaser, on the other hand (such Person or Persons, the “Indemnifying Party”), give written notice to the latter of the commencement of such action; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this paragraph, except to the extent that the Indemnifying Party is actually materially prejudiced by such failure to give notice, and in no event shall such failure relieve the Indemnifying Party from any other liability which it may have to such Indemnified Party. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable cost of investigation; provided, further, that if, in the Indemnified Party’s reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of such claim, then such Indemnified Party shall have the right to participate in the defense of such claim and to employ one firm of attorneys at the Indemnifying Party’s expense to represent such Indemnified Party. No Indemnified Party will consent to entry of any judgment or enter into any settlement without the Indemnifying Party’s written consent to such judgment or settlement, which shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

(iv) Contribution. If the indemnification provided for in this paragraph is unavailable or insufficient to hold harmless an Indemnified Party under this paragraph, then each Indemnifying Party shall have a joint and several obligation to contribute to the amount paid or payable by such Indemnified Party as a result of the Damages referred to in this paragraph in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand in connection with the offering which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omission. The Issuer and Purchaser (in consideration of the Issuer’s including any Registrable Securities in any Registration Statement filed in accordance with this Section) shall be deemed to have agreed, that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an Indemnified Party as a result of the Damages referred to in the first sentence of this paragraph shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim (which shall be limited as provided in Section 5.5(e)(iii) if the Indemnifying Party has assumed the defense of any such action accordance with the provisions thereof) which is the subject of this Section 5.5(e)(iv). Notwithstanding the provisions of this Section 5.5(e)(iv), Purchaser shall not be required to contribute, in the aggregate, an amount in excess of the amount by which the net proceeds actually received by the Purchaser for the sale of Registrable Securities in the registered offering exceeds the amount of damages that Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an Indemnified Party under this paragraph of notice of the commencement of any action against such party in respect of which a claim for contribution has been made against an Indemnifying Party under this paragraph, such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof if the notice specified in Section 5.5(e)(iii) has not been given with respect to such action; provided, however, that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise under this paragraph, except to the extent that the Indemnifying Party is actually materially prejudiced by such failure to give notice, and in no event shall such failure relieve the Indemnifying Party from any other liability which it may have to such Indemnified Party.

(f) Rule 144. The Issuer shall file the reports required to be filed by it under the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, so long as it is subject to such reporting requirements, all to the extent required from time to time to enable Purchaser to sell Registrable Securities without registration under the 1933 Act within the limits of the exemptions provided by Rule 144.

(g) Underwritten Registrations.

(i) Selection of Underwriter(s). In each registration under this Section, the underwriter or underwriters and managing underwriter or managing underwriters that will administer the offering shall be selected by the Issuer.

(ii) Agreements of Selling Purchaser. Purchaser shall not sell any of its Registrable Securities in any underwritten offering pursuant to a registration hereunder unless Purchaser (i) agrees to sell such Registrable Securities on a basis provided in any underwriting agreement in customary form, including the making of customary representations, warranties and indemnities and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting agreements or as reasonably requested by the Issuer (whether or not such offering is underwritten).

(h) Transferability. The rights of Purchaser under this Section and the right to cause the Issuer to register Registrable Shares under this Section may not be assigned by Purchaser to any transferee or assignee of any Registrable Securities.

6. MISCELLANEOUS

6.1 Limitation on Personal Liability. All representations and warranties set forth in this Agreement, and all statements contained in any certificates delivered by or on behalf of the Issuer or any of its representatives pursuant to this Agreement or in connection with the Transactions will be deemed representations or warranties solely of the Issuer, and the individuals making such statements shall have no personal liability therefor.

6.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by or against the respective successors and assigns of the parties hereto.

6.3 Notices. Written notices under this Agreement shall be valid if sent by U.S. Certified Mail (Return Receipt Requested) or recognized overnight delivery service (with charges prepaid), or by telecopier facsimile with evidence of successful transmission to the following respective addresses:

If to Purchaser:	S.J. finance Investments Fund, L.P. 41 Worth Street New York, NY 10013 Attention: Simon Farcasiv Facsimile No. (646) 349 - 2800

with a copy to:	Belstar Management Company, LLC 41 Worth Street New York, NY 10013 Attention: Steve Plaxson Facsimile No. (646) 349 - 2800

If to the Issuer:	Customers Bancorp, Inc. Suite 103, 1015 Penn Avenue Wyomissing, PA 19610 Attention: Jay S. Sidhu Chairman and Chief Executive Officer Facsimile No. (610) 374-5160

with a copy to:	Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103 Attention: Christopher S. Connell, Esquire Facsimile No. (215) 564-8120

or at such other address as the recipient or its legal counsel may have specified for such purposes to the sender by written notice.

6.4 Governing Law; Service of Process. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Pennsylvania. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement, by certified or registered first class mail, postage prepaid, and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.5 Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

6.6 Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

6.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Expenses. Each party shall bear its own expenses, including without limitation the fees and disbursements of its legal counsel, in connection with the negotiation and preparation of, closing upon and performance under this Agreement or otherwise in connection with any of the Transaction, except that if either party materially breaches its obligations under this Agreement, it shall be liable to the other party for such damages as shall be recoverable therefore at law or equity without regard to the foregoing limitation.

6.9 Construction. Each provision contained herein shall be construed (absent express provision to the contrary) as being independent of each other provision contained herein, so that compliance with any one provision shall not (absent such an express contrary provision) be deemed to excuse compliance with any other provision. Where any provision herein refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person or entity.

6.10 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Issuer, their Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. Notwithstanding the foregoing, any confidentiality or nontrading agreement(s) entered into prior to and in contemplation of this Stock Purchase Agreement shall remain in full force and effect. Except as specifically set forth herein or in any other agreement or undertaking, neither the Issuer nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Issuer and the Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.11 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person other than Indemnitees (as defined in Section 6.12(b), below).

6.12 Indemnification.

(a) Subject to Section 6.1 and in consideration of Purchaser’s execution and delivery of this Agreement and acquiring the Purchased Shares thereunder and in addition to all of the Issuer’s other obligations under this Agreement, the Issuer shall defend, protect, indemnify and hold harmless Purchaser and each of its affiliates, general and limited partners, members, officers, directors, and employees and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the Transactions) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee (as hereinafter defined) is a party to the action for which indemnification hereunder is sought), and including reasonable documented attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Issuer in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Issuer contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made before the expiration of eighteen (18) months following Closing against such Purchaser Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Issuer) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, and the Transactions contemplated hereby, except to the extent that any such cause of action, suit or claim (including any administrative process by any governmental agency) is based upon actions or omissions of the Indemnitee or its agents or representatives, including without limitation, Indemnitee’s violation of any provision of the Bank Holding Company Act or the Change in Bank Control Act or corresponding provisions of applicable state laws, or any other federal or state banking law. To the extent that the foregoing undertaking by the Issuer may be unenforceable for any reason, the Issuer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b) Subject to Section 6.1 and in consideration of the Issuer’s execution and delivery of this Agreement and issuing the Purchased Shares thereunder and in addition to all of Purchaser’s other obligations under this Agreement, the Purchaser shall defend, protect, indemnify and hold harmless the Issuer and each of its officers, directors and employees and any of the foregoing persons’ agents or other representatives (collectively, the “Issuer Indemnitees” and collectively with the Purchaser Indemnitees, the “Indemnitees”) from and against any and all Indemnified Liabilities incurred by a Issuer Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (b) any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c) Promptly after receipt by an Indemnitee under this Section 6.12 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section 6.12, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, only if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding; and provided further, in no event shall the indemnifying party be liable for fees and expenses of more than one counsel in addition to its own counsel for all Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities. The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation, (ii) requires any admission of wrongdoing by such Indemnitee, or (iii) obligates or requires an Indemnitee to take, or refrain from taking, any action. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d) The indemnification required by this Section 6.12 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received by the Indemnitee and transmitted to the indemnifying party or as and when other Indemnified Liabilities are incurred.

6.13 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.14 Payment Set Aside. To the extent that the Issuer makes a payment or payments to Purchaser hereunder or Purchaser enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Issuer, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.15 Termination.

This Agreement may be terminated, and the Transactions contemplated hereby abandoned, at any time prior to the Closing Date:

(a) by the mutual written consent of Purchaser and the Issuer;

(b) by either Purchaser or the Issuer if, for reasons other than breach by the terminating party of any obligations under this Agreement, Closing is not held by the close of business on August 24, 2012; or

(c) by either Purchaser or the Issuer if the other party materially breaches its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

Issuer:
Attest:	CUSTOMERS BANCORP, INC.

	By:	/s/ Jay S. Sidhu
Name:		Name: Jay S. Sidhu
Title:		Title: Chairman and Chief Executive Officer

Purchaser:

Attest:	S.J. FINANCE INVESTMENTS FUND, L.P.

	By:	/s/ Daniel Yun
Name:		Name: Daniel Yun
Title:		Title: Managing Member

Schedule A

ACCOUNT DETAILS OF ISSUER

EXHIBIT A

FORM OF OPINION TO BE PROVIDED BY ISSUER’S COUNSEL

SEE ATTACHED